As filed with the Securities and Exchange Commission on October 30,1998
                               File No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------

                             IFS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)


         Delaware                                           13-3393646
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)


                           Rensselaer Technology Park
                                 300 Jordan Road
                              Troy, New York 12180
                                 (518) 283-7900
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                     DAVID L. HODGE, Chief Executive Officer
                           Rensselaer Technology Park
                                 300 Jordan Road
                              Troy, New York 12180
                                 (518) 283-7900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------
                                   Copies to:
                           MICHAEL D. DiGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500


        Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following
box. [   ]

                                      CALCULATION OF REGISTRATION FEE

______________________________ ____________________ ___________________ ________________________ __________________
______________________________ ____________________ ___________________ ________________________ __________________

                                                     Proposed Maximum      Proposed Maximum
   Title of Each Class of                             Offering Price      Aggregate Offering         Amount of
 Securities to be Registered      Amount to be         Per Share(1)            Price(1)          Registration Fee
                                   Registered
______________________________ ____________________ ___________________ ________________________ __________________
Series A Convertible
Preferred Stock, par value
$.001 per share                    87,094 shs.            $2.41                $209,897               $58.00

Common Stock, par value
$.001 per share                   492,354 shs.            $2.63              $1,294,891              $360.00

Total Registration Fee
                                                                                                     $418.00
______________________________ ____________________ ___________________ ________________________ __________________
______________________________ ____________________ ___________________ ________________________ __________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and asked prices of the Series A Convertible Preferred Stock and the Common Stock on The Nasdaq Small Cap Market on October 28, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                October 28, 1998

                             IFS INTERNATIONAL, INC.

                         492,354 Shares of Common Stock

              87,094 Shares of Series A Convertible Preferred Stock


         The Series A Convertible Preferred Stock (the "Preferred Stock") and shares of Common Stock ("Common Stock") are offered hereby from time to time on behalf of and for the account of selling stockholders ("Selling Stockholders"). Of the 492,354 shares of Common Stock, 186,631 shares of Common Stock are offered by an officer and director of the Company. Several persons, including two directors are offering 180,723 shares acquired from the Company in connection with the Company's repurchase of shares from a former executive officer (see "Recent Developments"). Former lenders of the Company are offering 100,000 shares of Common Stock issued or to be issued pursuant to warrants. The remaining 25,000 shares of Common Stock and all 87,094 of Preferred Stock are being offered by a director of the Company who is the former principal shareholder of NCI Holdings, Inc., and who acquired the shares in connection with the merger of that corporation with a subsidiary of the Company pursuant to a Plan and Agreement of Merger, dated January 30, 1998 (the "Merger Agreement") and related extension agreement (the "Extension Agreement"). Each share of Preferred Stock is convertible, at the option of the holder, into one share of Common Stock of the Company, subject to adjustment, until February 20, 2002; provided that the Preferred Stock must be converted into Common Stock upon the earlier of February 20, 2002 or the occurrence of certain events. See "Selling Stockholders" and "Description of Securities." As used herein the shares of Common Stock and Preferred Stock offered hereby shall be referred to as the "Shares."


                    See "Risk Factors" commencing on page 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         The Shares being offered hereby by the Selling Stockholders have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

         The Preferred Stock and Common Stock are quoted on The Nasdaq SmallCap Market. On October 28, 1998, the closing trading prices of the Preferred Stock and Common Stock as reported by The Nasdaq SmallCap Market were $2.406 per share and $2.625 per share, respectively.

                 The date of this Prospectus is October 30, 1998


[The following language is located on the left margin of the preliminary prospectus]

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                TABLE OF CONTENTS

                                                                            Page
AVAILABLE INFORMATION..........................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................2
THE COMPANY....................................................................3
RISK FACTORS...................................................................5
SELLING STOCKHOLDERS..........................................................11
PLAN OF DISTRIBUTION..........................................................13
DESCRIPTION OF SECURITIES.....................................................14
LEGAL MATTERS.................................................................16
EXPERTS.......................................................................17


    No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of issuers that file electronically with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the Preferred Stock and Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 1-12687) under the Exchange Act:

         (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended April 30, 1998;

         (b) The Company's Quarterly Report on Form 10-QSB for its fiscal quarter ended July 31, 1998;

         (c) The Company's Registration Statement on Form 8-A for a description of the Preferred Stock and Common Stock.

         All documents filed by the Company with the Commission pursuant to Sections 13, and 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to Carmen A. Pascuito, Rensselaer Technology Park, 300 Jordan Road, Troy, New York 12180; telephone number (518) 283-7900.

                                   THE COMPANY

General

          IFS International, Inc. (the "Company"), a Delaware corporation, is engaged in the business of developing, marketing and supporting software products for the electronic funds transfer ("EFT") and retail banking markets. These markets are served through the Company's two wholly-owned subsidiaries, IFS International, Inc. ("IFS"), a New York corporation and Network Controls International, Inc. ("NCI"), a North Carolina corporation.

         IFS' family of software products, marketed under the name TPII ("TPII"), serve as a UNIX-based manager for EFT systems. An EFT system ("EFT System") of a bank or other financial institution permits the processing of transactions involving credit cards and debit cards (e.g., ATM cards). TPII software products are compatible with a significant portion of the industry standard computer platforms, are designed to operate with computers utilizing the UNIX operating system, are written in C programming language and incorporate Oracle relational database technology and object oriented design concepts.

         TPII software is offered in separate modules which perform different functions, including (i) interfacing with ATMs, POS terminals, a financial institution's host computer and Network computers, (ii) updating credit and debit card information, (iii) providing stand-in authorization for transactions when the financial institution's host computer is not operating, (iv) computing fees for processed transactions (v) generating reports, and (vi) processing Smart Card transactions. The TPII software products are typically installed at the financial institution's main processing facility. TPII software is also capable of managing EFT Systems that involve the "loading" of value on smart cards. A smart card is a plastic card with an electronic chip that acts as a small computer which can enable the holder to "load" a fixed amount of purchasing power or cash equivalent on the card as authorized. TPII software products have been primarily installed in EFT Systems of banks and other financial institutions located in emerging countries and former Eastern Bloc nations.

         The Company principally derives its revenues from the licensing of its family of software and hardware products. A substantial portion of such revenues are generated by licensing through or to computer manufacturers, which incorporate the TPII software products into a turnkey system installed at a financial institution. The preparation of functional specifications, customization and installation of TPII software products and the training by IFS of the financial institution's personnel in the use of the TPII software products take an average of six to twelve months, depending upon the timing of installation and final acceptance of the EFT System by the customer. IFS generally receives payment of a substantial portion of the license fee prior to the final acceptance by the customer. The Company provides its customers with maintenance services for its software products for a separate fee. The Company also offers other support services, such as additional training of customer personnel, project management and consulting, for additional consideration.

         IFS has developed software for Visa International Service Association ("Visa") to manage an EFT System that facilitates the "loading" of value on a smart card through a bank's terminals. As a result of a successful test of IFS' TPII smart card software, Visa entered into an agreement with IFS in July 1996 for the licensing and installation of this software in connection with the operation of up to seven pilot programs for the purposes of evaluating the TPII smart card software and other aspects of the smart card system. The license for each pilot program is for a term of 24 months commencing on the date such pilot program goes on-line. Since the first calendar quarter of 1997, several pilot programs have become fully operational. Visa has renewed license and maintenance agreements for the initial test site.

         NCI provides bank teller/platform and networking solutions to large financial institutions and major suppliers of branch automation equipment. NCI is currently developing a new product line, NCI Business Centre. NCI Business Centre will be a server-centric and enterprise-wide retail banking solution which will automate delivery channels, such as teller, platform, Internet banking, call center and kiosks. NCI Business Centre will use Windows NT, browsers and TCP/IP protocol technologies for delivery of functionality over Intranet and Internet networks. NCI is headquartered in Charlotte, North Carolina.

         NCI GmbH, a wholly owned subsidiary of NCI based in Germany , was established in 1988 and operates primarily in Germany, Switzerland, Italy, and Austria. This subsidiary has been a reseller of NCI products for the past decade. NCI Ltd., a wholly owned subsidiary of NCI based in the United Kingdom, was established in January 1990 in central London and operates primarily throughout Europe. With a business focus on systems integration, money broking consulting, software product development, and software product integration, NCI Ltd. provides solutions to customers across Europe. NCI also maintains a branch office in Melbourne Australia.

           The Company was incorporated in Delaware in September 1986 under the name Wellsway Ventures, Inc. ("WWV"). WWV subsequently changed its name to IFS International, Inc. The Company's principal offices are located at Rensselaer Technology Park, 300 Jordan Road, Troy, New York 12180 and its telephone number is (518) 283-7900.

Recent Developments

         On January 30, 1998, the merger of a wholly owned subsidiary of IFS with and into NCI Holdings, Inc. ("Holdings") was consummated pursuant to a Plan and Merger Agreement, dated January 30, 1998 (the "Merger Agreement"). Holdings owns approximately 94% of the issued and outstanding shares of capital stock of NCI, which develops and markets software products for bank automation. On June 1, 1998 NCI was merged into Holdings and Holdings subsequently changed its name to Network Controls International, Inc.

         On  September  1, 1998,  Mr.  Charles  J.  Caserta,  co-founder  of IFS
International, Inc., resigned from the Company as Director of Business Development and a Director. At that time, Mr. Caserta and the Company entered into a termination, severance and release agreement (the "Termination Agreement"). Mr. Caserta will consult for IFS from time to time for consulting fees and commissions. As part of the Termination Agreement, the Company is obligated to pay Mr. Caserta an aggregate of $382,660 of which $361,446 ($2.00 per share) represents consideration for his shares ("Caserta Shares") and $21,214 for the surrender of his options. The Company sold the Caserta Shares to several individuals for $382,660 or approximately $2.12 per share simultaneously with the purchase of the shares from Mr. Caserta. Of the Caserta Shares sold Messrs. John Singleton and DuWayne Peterson, directors of the Company, purchased 50,000 and 25,000 shares respectively. These shares are included in the registration statement of which this prospectus forms a part.

                                  RISK FACTORS

         Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

This Prospectus and the documents incorporated by reference contain certain forward-looking statements. Such statements are forward looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following (i) general economic conditions, (ii) competitive market influences, (iii) the success of the Visa pilot programs, (iv) the development of the capacity to accommodate additional and larger contracts, (v) establishing the ability of TPII software products to process transactions for larger EFT systems, (vi) continued acceptance of the Company's software products by a significant number of new customers, (vii) the Company's continued relationship with computer manufacturers, (viii) acceptance of NCI Business Centre (TM) by a significant number of new customers.


Operating Losses

         Although the Company had net income of $514,708 for its quarter ended July 31, 1998, the Company incurred a net loss of $1,261,473 for its fiscal year ended April 30, 1998. As of July 31, 1998, the Company had an accumulated deficit of $3,365,228. There can be no assurance as to the future profitability of the Company.

Dependence on Revenues from Foreign Sources

         The Company derived approximately 53%, 74% and 57% of its total revenues for the fiscal years ended April 30, 1997 and 1998, and the three months ended July 31, l998, respectively, from the licensing of TPII software products to customers outside the United States, primarily banks and other financial institutions located primarily in emerging countries and former Eastern Bloc nations. Foreign revenues generally are subject to certain risks, including collection of accounts receivable, compliance with foreign regulatory requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. To date, all foreign customers have paid the Company in United States currency, but if future customers pay in foreign currencies, the Company would be subject to fluctuations in exchange rates. There can be no assurance that the Company will be able to manage the risks related to licensing its TPII software products and selling its services in foreign markets.

Dependence on EFT Market

         The TPII software products are solely for installation in the EFT market, making the Company susceptible to adverse events in that market. For example, a decrease in the number of EFT transactions by the general public or in spending by financial institutions for software and related services could result in a smaller overall market for EFT software. These factors, as well as others negatively affecting the EFT market, could have a material adverse effect on the Company's financial condition and results of operations.

Possible Need for Additional Financing

         The Company believes that anticipated cash flow from operations along with the remaining proceeds from the public offering in 1997 will be sufficient to finance the Company's working capital requirements for the foreseeable future. However, since a portion of the license fee for TPII software products is not paid until acceptance by the customer and, as a result, the Company is required to fund a portion of the costs of configuration and installation of such products from available capital, any substantial increase in the number of installations or delay in payment could create a need for additional financing. In such event, there can be no assurance that additional financing will be available on terms acceptable to the Company.

Dependence on Relationships with Computer Manufacturers

         In 1994, IFS entered into a strategic alliance with Digital Equipment International BV ("DEC"), pursuant to which DEC agreed to market on a nonexclusive basis TPII software products in connection with DEC's world-wide sale of its computers for EFT Systems. In connection with DEC's sale of computers for EFT Systems, DEC, rather than the financial institutions, is generally the licensee of IFS' TPII software products. For the fiscal years ended April 30, 1997 and 1998 and the three months ended July 31, 1998, approximately 21%, 19% and 9%, respectively, of the Company's total revenues were derived pursuant to this relationship. The Company is, therefore, dependent upon this relationship and would be adversely affected by the loss of such relationship. IFS has a similar agreement with Unisys for the European and African markets, but as of the date hereof, IFS has not derived any revenues pursuant to its relationship with Unisys. IFS is currently seeking to enter into alliances with additional computer manufacturers.

Growth Dependent on Expanding Customer Base

         The Company receives additional revenues from existing customers as a result of providing ongoing maintenance services in support of its licensed software and may receive additional revenues for enhancements of the software products. The Company generally will not receive significant license revenues in a subsequent period from these customers. Although the Company usually generates significant repeat business from its customers, the Company will still be required to continually attract new customers in order to increase revenues in the future. As a result, the Company will incur the higher marketing expenses generally associated with attracting new customers as compared to marketing expenses associated with attracting additional business from existing customers. Moreover, the Company's inability to generate additional business upon completion of its existing contracts would also have a material adverse effect on the Company's financial condition and results of operations.

Fluctuations in Quarterly Revenues and Operating Results

         Quarterly revenues and operating results have fluctuated and will fluctuate as a result of a variety of factors. The Company can experience long delays (i.e., between three to twelve months) before a customer executes a software licensing agreement. These delays are primarily due to extended periods of software evaluation, contract review and the selection of the computer system. In addition, following execution of the agreement, the preparation of functional specifications, customization and installation of software products and the training by the Company of the financial institution's personnel in the use of the software products take an average of six to twelve months, depending upon the timing of installation and final acceptance of the System by the customer. Accordingly, the Company's revenues may fluctuate dramatically from one quarter to another, making quarterly comparisons extremely difficult and not necessarily indicative of any trend or pattern for the year as a whole. Additional factors effecting quarterly results include the timing of revenue recognition of advance payments of license fees, the timing of the hiring or loss of personnel, capital expenditures, operating expenses and other costs relating to the expansion of operations, general economic conditions and acceptance and use of EFT.

Attraction and Retention of Key Personnel

         The Company's success depends on the retention of David Hodge and John Singleton, its President and CEO and Chairman, respectively. Other individuals whose loss could have a material adverse effect on the Company's financial condition and results of operations are Simon Theobald, Executive Vice President and Director, Mark Gilder, Vice President of Development, Senior board members Frank Pascuito, Executive Vice President, Director and Founder, DuWayne Peterson, Director, Per Olof Ezelius, President and CEO of NCI and Director, and Garry Benson, Managing Director of NCI Ltd. Each of these individuals with the exception of John Singleton, Mark Gilder, and DuWayne Peterson, is a party to employment agreements with the Company. The Company believes that its future success also depends on its ability to attract and retain highly-skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development, technical support and project management. Competition for personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires.

Competition

         The development and marketing of software for financial institutions is highly competitive. Many of the Company's competitors have greater financial resources than the Company. In addition, many of the larger financial institutions have developed their own systems internally. However, the Company believes its current software products will continue to be competitive based on cost and technology.

         TPII software products face strong competition from proprietary (legacy) and UNIX-based software. In the international EFT market, well established worldwide competition includes Transaction Systems Architects, Inc., Deluxe Data Systems, Inc., SDM International, Inc., S2 Systems, Inc., a subsidiary of Stratus, SLM Software, Inc., Consolidated Software and Oasis Systems. IFS also encounters competition from original equipment manufacturers such as NCR Corporation, Interbold, Fujitsu and Omron; EFT software system integrators such as Kirchman Corporation, Hogan Systems, Inc., ARKSYS (formerly known as Arkansas Systems), Jack Henry and Diebold, Incorporated; and EFT shared regional networks such as NYCE, MAC and HONOR. Price competition is considerable.

         IFS is aware of only a limited number of companies primarily marketing UNIX-based products for EFT Systems. The Company is also aware that S2 Systems, Inc. has developed its own UNIX-based transaction processing package and Transaction Systems Architects, Inc. has begun to market a UNIX-based product, TRANS 24.

         There are numerous more established companies which offer EFT outsourcing services. These third party providers primarily drive ATMs belonging to financial institutions. A significant portion of all of ATM transactions are processed by these third party providers. The principal companies in this area are: Electric Data Systems (EDS), Deluxe Data Corporation, Affiliated Computer Services, Inc., Fiserv, Inc., Money Access Services (MAC), Information Services and First Data Corporation.

         The aforementioned companies are well established, have greater financial resources than the Company and an established customer base. There can be no assurance that the Company can make any inroads in this highly competitive marketplace or that its efforts will be successful.

         In the smart card market, other financial institutions and companies including certain institutions and companies which have greater resources than the Company, have developed and are developing their own smart card technology. The Company is unable to predict which technology, if any, will become the industry standard.

         NCI has limited direct competition with most of its IBM 4700 migration products as the Company is unaware of any equivalent products offered by competitors. There are several competitors for NCI's 3270 Coax solution and
IBM's LANDP product is a competitor for NCI's middleware product NCI ClientServer-Mgr. NCI also experiences competition with core banking solutions that include a branch and teller system integrated with their product, like Alltel, OSI, FISERV, Jack Henry & Associates, and Unisys. With the web-banking outsourcing strategy, NCI's major competitors in this business are Online Resource and Communications, Digital Insight, Jack Henry & Associates, Security First Technologies, Edify, nFront, Fund Xpress, and Q-UP Systems. Most of the Company's competition comes from competitors with substantial financial resources who possess greater abilities to market their products and withstand general economic and sales volatility.

Technological Change

         The market for software in general is characterized by rapid changes in computer and software technology and is highly competitive with respect to the need for timely product innovation and new product introductions. If, for example, the UNIX operating system were no longer a significant operating system, the Company would be adversely affected if it could not adapt its TPII software products to whatever operating system becomes dominant. The Company believes that its future success, of which there can be no assurance, depends upon its success in enhancing the performance of its current TPII software products, such as the ability for TPII to handle higher volumes of card transactions and the adaptation of its software products to smart card technology, and developing new software products that address the increasingly complex needs of customers.

Dependence on Proprietary Technology

         The Company relies on a combination of trade secret and copyright laws, nondisclosure and other contractual and technical measures to protect its proprietary rights in its software products. There can be no assurance that these provisions will be adequate to protect its proprietary rights. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company.

No Assurance of Active Market; Possible Volatility of Stock Price

         Although the Preferred Stock and the Common Stock are quoted on The Nasdaq SmallCap Market, there can be no assurance that an active market in the Preferred Stock and the Common Stock will be sustained. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment.

         There has been volatility in the market price of securities of technology companies. Future announcements concerning the Company or its competitors, including variations in financial results, changes in general market conditions, governmental regulations or other developments may have a significant impact on the market price of the Preferred Stock and the Common
Stock and could cause the market price of the Preferred Stock and the Common Stock to fluctuate significantly. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of the Preferred Stock and the Common Stock, regardless of the Company's actual performance.

Year 2000

         The Company has assigned project teams dedicated to prepare the Company's computer systems, applications, current installed customers and future products for the year 2000. Management expects to incur internal costs as well as other expenses related to system enhancements and product modifications for the year 2000. These costs are being expensed. These costs associated with the year 2000 project are not expected to have a material impact on the future results of operations. However, there could be a material adverse effect on the results of operations if the system enhancements and modifications for the year 2000 prove not to be effective. A contingency plan for the Company would be to install temporary modifications to existing customers to ensure system integrity. These modifications would be utilized until a time when complete system compliance could be attained at the customer site.

Nonpayment of Dividends

         No dividends will be paid on the Preferred Stock, except that holders of Preferred Stock will be entitled to receive dividends if dividends are declared with respect to the Common Stock and, in such event, ratably with the holders of the Common Stock. The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay cash dividends in the foreseeable future.

Shares Eligible for Future Sale

         As of the date hereof, the Company has outstanding an aggregate of 1,280,019 shares of Series A Preferred Stock and 1,327,424 shares of Common Stock. 1,192,925 of the shares of Series A Preferred Stock and 977,534 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act. The remaining 87,094 shares of Preferred Stock, which are included in this registration statement, are "restricted" shares owned by an "affiliate" of the Company. Of the remaining 349,890 shares of Common Stock outstanding, 294,851 shares are "restricted" shares that are owned by "affiliates" of the Company as such terms are defined under the Securities Act and 55,039 shares are "restricted" shares that are owned by "nonaffiliates" of the Company. Absent registration under the Securities Act, the sale of such shares of Common Stock is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on The Nasdaq Stock Market or a national stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market price for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

Dilutive Effect of Options, Warrants and Convertible Securities

         As of the date hereof, there were (i) options and warrants outstanding to purchase an aggregate of 715,371 shares of Common Stock, with exercise prices ranging from $.66 to $7.31 per share and which will expire on various dates through 2008 and (ii) certain outstanding debt convertible into a maximum of 43,554 shares of Common Stock (subject to adjustment pursuant to anti-dilution provisions). If the outstanding options and warrants are exercised and the outstanding debt is converted, the percentage of capital stock then held by the existing stockholders will be reduced. Furthermore, the outstanding options and warrants can be expected to be exercised at a time when the Company would be able to obtain funds from the sale of Series A Preferred Stock, Common Stock or other securities at a price higher than the exercise prices thereof.

                              SELLING STOCKHOLDERS

         Of the 492,354 Shares of Common Stock offered hereby 186,631 Shares are offered by Frank Pascuito, 25,000 are offered by Per Olof Ezelius, 50,000 are offered by John Singleton, and 25,000 shares are offered by DuWayne Peterson. Mr. Pascuito is Executive Vice President, Mr. Ezelius is the Chief Executive Officer of NCI Holdings, Inc., a wholly-owned subsidiary of the Company, and Mr. Singleton is Chairman of the Board of the Company. All four are Directors of the Company. All of shares of Preferred Stock are offered by Mr. Ezelius, who acquired such Shares pursuant to the Merger of NCI Holdings, Inc. with a subsidiary of the Company. Prior to the Merger, Mr. Ezelius had no relationship with the Company.

         Pursuant to the terms of the Merger Agreement, Mr. Ezelius was issued 87,094 shares of Preferred Stock and the Company agreed to register the Shares pursuant the Securities Act in a Registration Statement of which this Prospectus forms a part for the purpose of registering the potential resale of such Shares and/or the shares of Common Stock into which they are convertible. Mr. Ezelius agreed that he will not sell more than 10,000 Shares during any sixty (60) day period. Any unsold Shares during any period may be sold during subsequent periods, provided that Mr. Ezelius may only sell a maximum of 15,000 Shares during any sixty (60) day period.

         Of Mr. Ezelius' Shares, 14,035 Shares are currently held in Escrow to secure Mr. Ezelius' indemnity obligations to the Company pursuant to the Merger Agreement (the "Escrowed Shares"). The Escrowed Shares may be sold, subject to the above limitation, but the proceeds must remain in escrow. Any Escrowed Shares returned to the Company may not be sold pursuant to this Prospectus.

         The following tables set forth certain information as of October 28, 1998 with respect to the Selling Stockholders. The following tables assume all shares may be sold by the selling stockholders, but the actual number may be less. The number of Shares that may actually be sold by any Selling Stockholder will be determined by the Selling Stockholder, which may depend upon a number of factors including, among other things, the market prices of the Preferred Stock and the Common Stock.

                                     TABLE I

                                                Shares of         Shares of
                                                Preferred         Preferred
                            Shares of         Stock Offered      Stock Owned
                         Preferred Stock            in          After Sale of
                       Owned Before Offering     Offering       All Shares(1)
                       ---------------------  -------------  ------------------
Name of Stockholder    Number (1)  Percent(2)     Number      Number   Percent
-------------------    ---------   ---------  -------------  -------   -------
Per Olof Ezelius       87,094        6.8%         87,094        -          -


(1) Does not include additional Preferred Stock the Selling Stockholder may receive in the future based on a formula set forth in the Merger Agreement, if the consolidated pre-tax profit of NCI exceeds certain levels during each of the years ending April 30, 1999, 2000 and 2001 and during the three years ending April 30, 2001.
(2) The percentages indicated are based on 1,280,019 shares of Preferred Stock issued and outstanding on October 28, 1998.

                                    TABLE II

                                                Shares of          Shares of
                                                  Common            Common
                            Shares of          Stock Offered      Stock Owned
                          Common Stock              in           After Sale of
Name of Stockholder    Owned Before Offering     Offering          All Shares
                       ---------------------  ---------------  ----------------
                       Number     Percent(1)      Number       Number   Percent
                       -------    ----------  ---------------  -------  -------

Frank Pascuito         350,956       23.5%       186,631       164,325    11.0%
Per Olof Ezelius (2)   160,094       11.7%        25,000       135,094     9.9%
John Singleton          60,000        4.5%        50,000        10,000      .7%
Andrew Pollett          25,000        1.9%        25,000             -     -
C. Rex Welton           50,000        3.8%        50,000             -     -
DuWayne Peterson        42,700        3.2%        25,000        17,700     1.3%
Erick E. Richardson Jr.  5,000         .4%         5,000             -     -
J.R. Johnson             5,000         .4%         5,000             -     -
Christopher Marlett     20,723        1.6%        20,723             -     -
Wei Ying Wong (3)        5,000         .4%         5,000             -     -
Roseann Wexler (3)      10,000         .7%        10,000             -     -
Twinvalley Inc. (3)     65,000        4.9%        65,000             -     -
Philip Lifschitz (3)    20,000        1.5%        20,000             -     -



(1) The percentages indicated are based on 1,327,424 shares of Common Stock issued and outstanding on October 28, 1998.
(2) Includes an option to purchase 18,000 shares of Common Stock and 87,094 shares of Common Stock which may be acquired by converting 87,094 shares of Preferred Stock which were acquired pursuant to the terms of the Merger Agreement, and 25,000 shares of Common Stock and an option to purchase 25,000 shares of Common Stock pursuant to the terms of the Extension Agreement.
(3) Except 10,000 shares owned by Mr. Philip Lifschitz, all of these shares are issuable upon exercise of warrants.

         The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Shares in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the Selling Stockholder may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         Subject to the limitations discussed under "Selling Stockholders," sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on The Nasdaq SmallCap Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions  rather  than  pursuant  to this  Prospectus.  Without  limiting  the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes the Selling Stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Preferred Stock and the Common Stock.



                            DESCRIPTION OF SECURITIES

         The following descriptions of the Company's securities are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company and the Certificate of Designation of the Preferred Stock. The Certificate of Incorporation of the Company authorizes the Company to issue up to 50,000,000 shares of Common Stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

         As of the date hereof, there were 1,327,424 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to future outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights.

Preferred Stock

         As of the date hereof, there were 1,280,019 shares of Preferred Stock outstanding. The Company's Certificate of Incorporation authorizes the issuance of the preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. The Board of Directors has adopted a resolution that 20,000,000 shares of the preferred stock be designated as Series A Convertible Preferred Stock (the "Preferred Stock"). The holders of Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. All such matters require approval of the Preferred Stock, voting separately as a class, except that with respect to the election of directors, the Preferred Stock and Common Stock vote together as one class. No dividends will be paid on the Preferred Stock, except that holders of Preferred Stock will be entitled to receive dividends if dividends are declared with respect to the Common Stock and, in such event, ratably with the holders of Common Stock.

         Each share of Preferred Stock is convertible at the option of the holder into one share of Common Stock, subject to adjustment, during the five-year period commencing on February 21, 1997; provided that the Preferred Stock must be converted on the earlier of (i) February 20, 2002 or (ii) the consummation date of a merger or acquisition of the Company in which the then outstanding securities of the Company are surrendered or exchanged for cash, property or securities of another entity if the consideration received in any such transaction is not less than $5.00 per share on a fully-diluted basis. The number of shares of Common Stock into which the Preferred Stock is convertible is subject to adjustment in certain circumstances, including a stock dividend on, or a stock split, subdivision, combination or recapitalization of, the Common Stock or the issuance or sale of Common Stock or securities convertible into or exchangeable for Common Stock at less than $5.00 per share, except in certain circumstances.

         In the event of liquidation, dissolution or winding up of the Company, holders of Preferred Stock are entitled, after payment of liabilities and satisfaction of any then existing preferential rights of any holders of capital stock, to receive up to $5.00 per share of the remaining assets of the Company before payment is made to the holders of Common Stock. After payment of $5.00 per share to the holders of the Preferred Stock, the holders of the Preferred
Stock are entitled to share with the holders of the Common Stock in the remaining assets of the Company available for distribution to its stockholders.

         All shares of Preferred Stock have equal, non-cumulative voting rights and have no preemptive or redemption rights.

         The remaining 5,000,000 shares of preferred stock, which have not been designated as Series A Convertible Preferred Stock, may be issued in series, and such preferred stock of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of the remaining preferred stock, the Board of Directors may fix the number of shares of the remaining preferred stock constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock and Preferred Stock), rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of the series of the remaining preferred stock. It is possible, without any action of the stockholders of the Company, that the holders of any series of the remaining preferred stock, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company and that they may have other preferences over the holders of the Common Stock. The Board of Directors may issue series of the remaining preferred stock without action of the stockholders of the Company, except that no series of the remaining preferred stock may be issued with liquidation preferences greater than the liquidation preferences of the Preferred Stock or with dividend rights on a parity with or having a preference over the dividend rights of the Preferred Stock without approval of the holders of the Preferred Stock.

         The issuance of the remaining preferred stock may be used as an anti-takeover device without further action on the part of the stockholders. Furthermore, the issuance of preferred stock may dilute the voting power of holders of the Common Stock and Preferred Stock (such as by issuing preferred stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. The Company has no current plans to issue any of the remaining preferred stock.

Delaware Law and Certain Charter Provisions

         The Company will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder. The Company's Certificate of Incorporation and By-laws contain certain additional provisions which may have the effect of delaying or preventing a change in control of the Company. Such provisions include blank check preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval). Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock, other than the Preferred Stock, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Preferred Stock and/or Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Transfer and Warrant Agent

         The transfer agent for the Preferred Stock and Common Stock is American Stock Transfer & Trust Company.



                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York 10017.

                                     EXPERTS

         The consolidated financial statements of the Company, as of April 30, 1998, and for each of the two years in the period ended April 30, 1998, included in the Company's annual report on Form 10-KSB for the fiscal year ended April 30, 1998, which annual report has been incorporated herein by reference, have been audited by Urbach Kahn & Werlin PC, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.






                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Preferred Stock being offered hereby:

SEC Registration Fee                                            $       418.00

Printing expenses                                                     5,000.00 *

Legal fees and expenses                                              10,000.00 *

Accounting fees and expenses                                            500.00 *

Miscellaneous expenses                                                  500.00 *
                                                             -------------------
         TOTAL                                                  $    16,418.00
                                                             ===================
------------
* Estimated


Item 15. Indemnification of Directors and Officers.

         Article NINTH of the Certificate of Incorporation of IFS International, Inc. ("Registrant") provides that no director shall have any personal liability to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to Registrant or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit. Article TENTH of the Certificate of Incorporation of Registrant provides that Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, any and all persons whom it shall have power to indemnify under such section.

Item 16. Exhibits and Financial Statement Schedules.

2.1 Plan and Agreement of Merger, dated January 30, 1998, among IFS International Inc., NCI Holdings, Inc., NCI Acquisition Corp. and Per Olof Ezelius (1)

4.1      Certificate  of  Designation  of  the  Series  A  Convertible Preferred
         Stock (2)

4.2      Form of certificate evidencing shares of Preferred Stock (3)

4.3      Form of certificate evidencing Warrants (3)

4.4      Form of certificate evidencing shares of Common Stock (3)

4.5      Warrant Agreement between the Company and Duke (2)

4.6 Form of Warrant Agreement between the Company and American Stock Transfer and Trust Company, as Warrant agent (3)

4.7 Debenture Investment Agreement, dated July 6, 1989, between the Company and New York State Science and Technology Foundation, and amendments thereto (3)

4.8 Loan Agreement, dated January 11, 1989, between the Company and North Greenbush Industrial Development Agency and amendments thereto (3)

5.1*     Opinion of Parker Duryee Rosoff & Haft A Professional Corporation

10.1 Employment Agreement, dated as of May 12, 1998 between the Company and David L. Hodge. (4)

10.2 Employment Agreement, dated as of May 12, 1998, between the Company and Frank A. Pascuito. (4)

10.3 Employment Agreement, dated as of May 12, 1998, between the Company and Simon J. Theobald. (4)

10.4 Extension Agreement, dated as of May 12, 1998 between the Company and Per Olof Ezelius. (4)

23.1     Consent of Urbach Kahn & Werlin PC

23.2*    Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of Part II of this Registration)

-----------------

*        To be filed by amendment.

(1) Denotes document filed as an exhibit to the Company's Current Report on Form 8-K, dated January 30, 1998 and incorporated herein by reference.

(2) Denotes document filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1997 and incorporated herein by reference.

(3) Denotes document filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-11653) and incorporated herein by reference.

(4) Denotes document filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended April 30, 1998 and incorporated herein by reference.


Item 17. Undertakings.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of New York, on October 30, 1998.


                                           IFS INTERNATIONAL, INC.


                                           By: /s/ David L. Hodge
                                           ______________________

                                           David L. Hodge
                                           President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank A. Pascuito and David L. Hodge, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


     Signature                        Title                            Date
_______________________  _____________________________________  ________________

/s/ David L. Hodge       President and Chief Executive Officer, October 30, 1998
_______________________  Director (Principal Executive Officer)
David L. Hodge


/s/ John P. Singleton    Chairman of the Board, Director        October 30, 1998
_______________________
John P. Singleton


/s/ Frank A Pascuito     Executive Vice President, Director,    October 30, 1998
_______________________  Founder
Frank A Pascuito


/s/ Simon J. Theobald    Executive Vice President, Director     October 30, 1998
_______________________
Simon J. Theobald


/s/ Carmen A Pascuito    Controller                             October 30, 1998
_______________________
Carmen A Pascuito


/s/ Per Olof Ezelius     Director                               October 30, 1998
_______________________
Per Olof Ezelius


/s/ Arnold Wells         Director                               October 30, 1998
_______________________
Arnold Wells


/s/ DuWayne J. Peterson  Director                               October 30, 1998
_______________________
DuWayne J. Peterson

                                  EXHIBIT INDEX

Exhibit Number                Description of Exhibit
--------------  ----------------------------------------------------------------

  2.1 Plan and Agreement of Merger, dated January 30, 1998, among IFS International Inc., NCI Holdings, Inc., NCI Acquisition Corp. and Per Olof Ezelius (1)

  4.1          Certificate  of Designation of the Series A Convertible Preferred
               Stock (2)

  4.2          Form of certificate evidencing shares of Preferred Stock (3)

  4.3          Form of certificate evidencing Warrants (3)

  4.4          Form of certificate evidencing shares of Common Stock (3)

  4.5          Warrant Agreement between the Company and Duke (2)

  4.6 Form of Warrant Agreement between the Company and American Stock Transfer and Trust Company, as Warrant agent (3)

  4.7 Debenture Investment Agreement, dated July 6, 1989, between the Company and New York State Science and Technology Foundation, and amendments thereto (3)

  4.8 Loan Agreement, dated January 11, 1989, between the Company and North Greenbush Industrial Development Agency and amendments thereto (3)

  5.1*         Opinion of Parker Duryee Rosoff & Haft A Professional Corporation

 10.1 Employment Agreement,dated as of May 12, 1998 between the Company and David L. Hodge. (4)

 10.2 Employment Agreement, dated as of May 12, 1998, between the Company and Frank A. Pascuito. (4)

 10.3 Employment Agreement, dated as of May 12, 1998, between the Company and Simon J. Theobald. (4)

 10.4 Extension Agreement, dated as of May 12, 1998 between the Company and Per Olof Ezelius. (4)

 23.1          Consent of Urbach Kahn & Werlin PC

 23.2*         Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)

 24.1 Power of Attorney (included on the signature page of Part II of this Registration

-----------------
*        To be filed by amendment.

(1) Denotes document filed as an exhibit to the Company's Current Report on Form 8-K, dated January 30, 1998 and incorporated herein by reference.

(2) Denotes document filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1997 and incorporated herein by reference.

 (3)  Denotes  document  filed  as an  exhibit  to  the  Company's  Registration
Statement on Form SB-2 (File No. 333-11653) and incorporated herein by reference.

(4) Denotes document filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended April 30, 1998 and incorporated herein by reference.